                 AGREEMENT OF TERMINATION OF EMPLOYMENT CONTRACT
                   AND FIRST AMENDMENT TO EMPLOYMENT CONTRACT

This Agreement of Termination ("Agreement") of the Employment Contract and First Amendment to Employment Contract, by and between HealthAxis Inc. (f/k/a Provident American Corporation), HealthAxis.com, Inc. and Alvin H. Clemens, is dated as of the 15th day of August, 2000, by and between HealthAxis Inc. a Pennsylvania corporation ("HAI"), HealthAxis.com, Inc. ("HealthAxis"), a Pennsylvania corporation (hereinafter HAI and HealthAxis are sometimes collectively the "Company") and Alvin H. Clemens, an individual ("Executive"), residing at 907 Exeter Crest, Villanova, Pennsylvania 19085.

                                   BACKGROUND

WHEREAS, Pursuant to an Employment Contract dated as of February 19, 1997, as amended as of July 28, 1999, Executive has been serving as Chairman of the Board of Directors of HAI and HealthAxis, and

WHEREAS, HAI, HealthAxis and Executive are desirous of terminating the Employment Contract and reaching a full and final settlement of any and all compensation due Executive under the terms and conditions of the Employment Contract, as amended; and

WHEREAS, at a Meeting of the Board of Directors of HAI on August 9, 2000, the Board of Directors and Executive reached an agreement stipulating the terms and conditions of a settlement in consideration of the termination of the Employment Contract, as amended, and the grant to the Company of a full release of liability by and from Executive; and

WHEREAS, HealthAxis and Executive agree that the full release of liability of HAI and HealthAxis and the non-competition and confidentiality restrictions are in consideration of an offer of employment to Executive to serve as non-executive Chairman on an "employment-at-will" basis with HealthAxis.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and undertakings contained in the Employment Contract and First Amendment to Employment Contract ("Employment Agreements"), and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the Company and Executive hereto agree as follows:

I. Termination of Employment Agreements. Subject as provided in Section XVII hereof, the Company and Executive agree to terminate in full the Employment Agreements as of August 15, 2000. Such termination releases HealthAxis from any and all liability under the terms and conditions of the Employment Agreements, and releases HAI from all liability under the terms and conditions of the Employment Agreements other than payment of the Compensation under Section II herein.


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II.      Compensation. Executive agrees to waive all compensation and benefits, including but not limited to cash compensation for base salary, annual bonus/incentive compensation, termination benefits, and employee benefit plans, vacation, expenses (including Country Club dues) and company-provided automobile, due him under the Employment Agreements, and to accept in lieu thereof, notwithstanding anything contained to the contrary in the Employment Agreements relating to severance compensation or termination payments therein, as full, fair and final compensation and consideration for the Termination of the Employment Agreements the following:

         (a) Compensation Amount. Subject to the limitations set forth in subparagraph (b) and the Aggregate Share Limit set forth in subparagraph (e) hereof, compensation in the amount of Two Million One Hundred Twenty Five Thousand Dollars ($2,125,000) (the "Severance Amount") shall be paid to Executive in equal installments of One Hundred Six Thousand Two Hundred Fifty Dollars ($106,250) (the Installment Severance Amount") on a quarterly basis with the first installment payable commencing on the first 15th day of the first full month following the earlier of (a) effectiveness of the merger contemplated by the Amended and Restated Agreement and Plan of Reorganization between HAI and HealthAxis and (b) June 30, 2001. Such payments will continue for an additional nineteen (19) quarters thereafter (collectively the "Installment Period" and each such quarterly date hereinafter referred to as a "Quarterly Payment Date"). Pursuant to section II(e). hereof, this compensation amount is restricted by the Aggregate Share Limit as defined in subparagraph (e) below.

         (b) Form of Compensation. At the sole discretion of the Company, but subject as provided in Section III(b), the compensation payable under this Agreement may be made in the form of (i) shares of common stock of HealthAxis Inc. ("stock"), or (ii) cash. In the event the Company chooses to pay Executive in the form of shares of common stock, then the number of shares to be paid and delivered to Executive on any Quarterly Payment Date shall be determined by dividing the $106,250 installment by the Average Closing Price of the common stock of HealthAxis Inc. for the 20 consecutive trading days immediately preceding such Quarterly Payment Date (the "Trading Period"); provided, however, that, in the event the Average Closing Price for the Trading Period shall be less than three dollars ($3.00) per share, then the Average Share Price for purposes of calculating the number of shares payable to Executive on such Quarterly Payment Date pursuant to this subparagraph shall nevertheless be deemed to be three dollars ($3.00) and, accordingly, the maximum number of shares of stock payable on any Quarterly Payment Date shall be 35,416.


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         (c)  Timing of Payment. Payments hereunder, whether in the form of stock or cash shall be delivered to Executive within ten (10) business days of the Quarterly Payment Date or the Election Date as described in Section II(f) below.

         (d) Payments. Shares of common stock deliverable hereunder shall be made by delivery of a stock certificate issued in the name of Executive and delivered to Executive at his then current residence address via express mail. Payment of cash consideration shall be in the form of check or wire transfer (at HAI's discretion) less applicable federal, state and local taxes.

         (e) Aggregate Share Limit. Notwithstanding anything in the foregoing to the contrary, the maximum number of shares payable to Executive hereunder shall be limited to Five Hundred Thousand (500,000) (the "Aggregate Share Limit"). In the event the Company delivers (or is deemed to deliver, as provided in subparagraph (III(b) below) to Executive a number of shares of stock equal to the Aggregate Share Limit, or the Company exercises its right to pre-pay Executive in part or in full pursuant to subparagraph III(f)(2) below, then Executive agrees that all compensation payable under Section II.a. of this Agreement shall have been paid in full. In no event may the sum of (i) the aggregate value of the shares delivered to Executive (determined as provided in Section II(b) for each share delivery), and (ii) the aggregate value of the Tax Payments made pursuant to Section III(b) exceed the total Severance Amount.

         (f) Pre-Payment Option. (1) During the first quarter of each calendar year of the term of the Installment Period outlined in section II(a) above, but no later than March 31st of each such quarter (the "Election Date"), at the sole option of the Company, it may elect and must inform Executive in writing of its intention to pay Executive the Severance Amount due for the then current year, either on the quarterly installment basis or as a single annual installment for the entire calendar year, provided however, that this option to prepay is subject to the Average Closing Price of the common stock of HealthAxis Inc. for the 20 consecutive trading days immediately preceding such Election Date being at or above $4.25 per share. In the event the Company elects to prepay as a single annual installment for the entire calendar year, the Company shall pay such amount pursuant to Section II(c) above. (2) Notwithstanding the provisions in II(f)(1) above, at any time during the Installment Period, but subject to the $4.25 price floor described in II(f)(1) above, the Company may elect to discharge all (or such portion as may be discharged using the balance of the shares remaining from the Aggregate Share Limit), or any part greater than that required to be discharged as at that Quarterly Payment Date, of its responsibilities under this Agreement by pre-paying Executive all or such portion of the outstanding Severance Amount herein using any such number of the remaining shares within the Aggregate Share Limit valued at the Average Closing Price for the Trading Period immediately prior to


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              such election. [For example: if the remaining compensation due
              Executive were $1,000,000, and the Average Closing Price of HealthAxis Inc. common stock for any immediately preceding consecutive 20 trading days was $10 per share, then subject to share availability under the Aggregate Share Limit, the Company could opt to pay off Executive by issuing 100,000 shares as full and final payment of its obligations herein.] Nothing in this Section shall limit the Executive's right to receive cash in lieu of shares of stock as provided in section III(b) herein.

         (g) Expense Reimbursement. Executive shall be reimbursed for all reasonable, legitimate and documented business-related expenses incurred by Executive through the date of this Agreement subject to the approval of the President and CEO of HAI.

         (h) Bankruptcy. In the event HAI files a case of voluntary or involuntary bankruptcy, this obligation shall be treated as a cash obligation.

III.     TAXES.

         (a) Executive shall be liable for all federal, state and local taxes that are rightfully payable by Executive on all compensation received hereunder.

         (b) At and upon the election of Executive (to be made by written notice to HAI not later than ten (10) business days prior to any Quarterly Payment Date), HAI agrees to reduce the compensation otherwise payable in the form of stock in accordance with section II(b)(i) above by an amount equal to 33-1/3% of the value of such stock and to pay such amount in cash (the "Tax Payment") to Executive on the Quarterly Payment Date; provided, however, that, for purposes of the Aggregate Share Limit, HAI shall be deemed to have issued to Executive (in addition to the shares of stock actually issued on such Quarterly Payment Date) a number of shares of stock equal to the amount of the Tax Payment divided by the applicable Average Closing Price. The Tax Payment is designed to permit Executive to pay his federal, state and local taxes associated with income to be recognized by Executive with respect to payments made hereunder on each Quarterly Payment Date, which Tax Payment the Company further agrees to forward to the appropriate taxing authorities.

IV.      RELEASE.


         (a) Consideration. HealthAxis agrees to employ Executive on an "at-will" basis as a non-executive Chairman compensated at an annual salary rate of $100,000 per year, including standard medical benefits, business-related expense reimbursement, and the use of an office and secretary as further described in an offer letter dated September 19, 2000 from HealthAxis to Executive. Executive will also be entitled to be considered for an annual bonus, as determined by HealthAxis' Board of Directors based on criteria developed by it regarding Executive's contribution to the business and profitability of HealthAxis. THIS EMPLOYMENT IS ON AN


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              "AT-WILL" BASIS, FOR NO DEFINITE PERIOD OF TIME, AND THE
              RECITATION OF THE COMPENSATION HEREIN DOES NOT CREATE AN EMPLOYMENT CONTRACT BETWEEN HEALTHAXIS AND EXECUTIVE. EXECUTIVE AGREES TO ACCEPT SUCH AN OFFER OF EMPLOYMENT IN EXCHANGE FOR THE RELEASE OF LIABILITY GRANTED TO HEALTHAXIS AND HAI AS OUTLINED BELOW. EXECUTIVE FURTHER UNDERSTANDS AND ACCEPTS THAT HIS EXECUTION OF THIS AGREEMENT AND THE RELEASE OF LIABILITY INCLUDED HEREIN IS A MATERIAL CONDITION FOR THE SUBSEQUENT EMPLOYMENT WITH HEALTHAXIS AND FORMS A SEPARATE CONSIDERATION ABOVE AND BEYOND THAT WHICH IS PAYABLE TO EXECUTIVE UNDER THE TERMS OF THE EMPLOYMENT AGREEMENTS.


         (b) Subject as provided in Section IV(e) hereof and as to the split dollar, Executive for himself, and for his respective heirs, executors, administrators, affiliates, successors and assigns (all such entities and individuals hereinafter collectively referred to as the "Releasing Parties"), hereby releases, acquits, and forever discharges HAI and HealthAxis, jointly and severally, and their former and present agents, directors, officers, stockholders, employees, servants, affiliates, owners, subsidiaries, divisions, successors, predecessors and assigns (all such entities and individuals hereinafter collectively referred to as the "Released Parties"), of and from any and all claims, actions, causes of action, demands, rights, damages, debts, compensation, costs, or other expenses, including without limitation attorneys' fees, of any nature whatsoever, whether known or unknown, which Executive ever had, now has, or which he, his heirs, executors, administrators, successors and assigns hereafter can, shall or may have against the Released Parties arising out of employment agreements and any matter, cause, acts, conduct, claims or events from the beginning of the world to the date hereof, pertaining to or relating to the Executive's employment with HealthAxis Inc. and HealthAxis.com, Inc. (with the exception of Executive's right to enforce the payment of compensation hereunder), including but not limited to, each and every claim, demand or cause of action which Executive, ever had or now has arising out of Executive's employment and employment agreements with the Released Parties, any and all compensation, benefits (including but not limited to medical, retirement & pension, termination benefits, business and travel expense accounts (including country club and professional dues, vacation and use of company-leased automobile or automobile allowances), as an employee, officer, independent contractor or consultant, or the cessation thereof, under any federal, state, or local statute, rule, regulation or principle of common law, including, but not limited to, any claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C.ss.ss.2000e et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C.ss.ss.621 et seq.; the Americans with Disabilities Act, 42 U.S.C.ss.ss.12101 et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C.ss.ss.1001 et seq.; or under any other federal state or local statute, rule or regulation or principle of employment or contract law.

         (c) Executive understands and agrees that this release is the compromise of all past, present and future doubtful and disputed claims and does not constitute an admission of liability by the RELEASED PARTIES under any federal, state or local statute, regulation or principle of common law, any such liability being expressly denied.

         (d) RELEASING PARTIES EXPRESSLY FOREVER AND COMPLETELY WAIVE ANY RIGHTS OR CLAIMS RELEASING PARTIES MAY HAVE UNDER LAW NOW OR IN THE FUTURE TO ASSERT CLAIMS OR FILE ACTIONS OR DEMANDS AGAINST THE COMPANY ALLEGING THAT THIS RELEASE IS INVALID OR UNENFORCEABLE FOR FAILURE OF THE COMPANY TO PROVIDE ADDITIONAL CONSIDERATION ABOVE AND BEYOND THAT WHICH IT IS REQUIRED TO PROVIDE UNDER THE TERMS OF THE EMPLOYMENT AGREEMENTS. RELEASING PARTIES EXPRESSLY ACCEPT THE CONSIDERATION GRANTED HEREIN AS FULL AND FINAL PAYMENT FOR THE TERMINATION OF THE EMPLOYMENT AGREEMENTS AND THE ADDITIONAL CONSIDERATION OF AN OFFER OF EMPLOYMENT ON AN AT-WILL BASIS AS THE CONSIDERATION FOR THE RELEASE OF LIABILITY OF COMPANY PURSUANT TO THE TERMS AND CONDITIONS OUTLINED HEREIN.


         (e) This Release does not limit Executive's right to indemnification as a Director or Officer either directly from the Company or through its Directors & Officers Liability Insurance Policy for damages arising out of Executive's service to the Company as a Director or Officer, nor does it limit Executive's rights as a shareholder or option holder, provided however that Executive waives all rights as a shareholder to bring any claims, actions, causes of action, demands, rights, damages, debts, compensation, costs or expenses, which make reference to or are based in whole or in part on Executive's employment with the Company, his employment and compensation agreements or the termination of any of such foregoing. Executive's rights as an option holder shall be strictly limited to those necessary to enforce the terms and conditions of any options granted to him. Finally, except for HealthAxis, as to which the Release set forth herein shall be effective immediately, the Release contained in this Section IV shall be effective upon closing of the Merger Transaction referred to and described in Section XVII.


V. ASSIGNMENT. This Agreement shall be assignable by either HAI or HealthAxis to any person or entity acquiring all or substantially all of the assets of either thereof.


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VI.      SEVERABILITY OF PROVISIONS. If any of the provisions of this Agreement or the application of any such provision shall for any reason be held invalid by a court of competent jurisdiction, such invalidity shall not affect or impair any other provision, it being the intention of the parties that such other provisions shall be and remain in full force and effect.

VII. BINDING EFFECT. This Agreement shall inure to the benefit of and shall be binding upon HAI and HealthAxis, its and their respective successors and assigns, and any corporation which may acquire all or substantially all of the assets of either HAI or HealthAxis or into which the parties may be consolidated or merged, and shall inure to the benefit of Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Upon the Executive's death, all amounts to which he is entitled hereunder, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee, or, if there be no such designee, to the Executive's estate.

VIII. GOVERNING LAW/CONSENT TO JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. The parties hereto agree to consent to the jurisdiction and venue of the courts of the Commonwealth of Pennsylvania located in Montgomery County, Pennsylvania, and of the United States District Court for the Eastern District of Pennsylvania, and agree that all disputes between the parties shall be litigated only therein.

IX. ENTIRE AGREEMENT. This Agreement and the Offer Letter of September 19, 2000, represents the entire agreement of the parties, and supersedes all prior understandings and agreements between the parties relating to the subject matter of the employment of Executive, including all employment contracts and amendments thereto. This Agreement may not be modified or amended except by an instrument in writing signed by all of the parties hereto.

X. EXECUTION IN COUNTERPARTS. This Agreement may be executed by the parties hereto signing the same instrument, or by each party hereto signing a separate counterpart or counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The parties agree that documents executed by facsimile shall be acceptable in this transaction, and the signatures thereof shall have the same force and effect as original signatures.

XI. WAIVER. The failure of any party to insist in any one or more instance upon the performance of any of the terms or conditions of this Agreement shall not be construed as a waiver of future performance of any such terms, convenants or conditions, but the obligations of either party with respect thereto shall continue in full force and effect.


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XII.     ACKNOWLEDGEMENT. Executive declares and represents that he has read and fully understands the terms of this Agreement and the Release herein, has had advice and assistance of counsel with respect thereto, and knowingly and of his own free will, without any duress, being fully informed and after due diligence, voluntarily accepts the terms of this Agreement and Release and signs the same as his own free act for the purpose of making full compromise, termination and settlement of all contract and other claims.

XIII. REPRESENTATION. Each of HealthAxis and HAI represents and warrants that it is entering into this Agreement with the approval of its respective Board of Directors.


XIV. NON-COMPETITION. In consideration of HealthAxis' agreement to employ Executive on an at-will basis as herein provided, Executive agrees that for a period of twenty-four (24) months following his last day of employment with HealthAxis, he shall not, within a geographic limit of 50 miles of any location of the Company, any of its affiliated companies, or any agency, directly or indirectly own, manage, operate, consult, join, control, invest in (other than as a holder of not in excess of 5% of the outstanding voting shares of any publicly traded company), be employed by, participate in the formation, ownership, management, operation or control of, or be connected in any manner with, any existing or proposed technology or e-commerce company that directly competes with the business of HealthAxis. In the event Executive is terminated without cause from employment with HealthAxis, the terms and conditions of this section shall be null and void.


XV. NON-SOLICITATION AND CONFIDENTIALITY. Executive acknowledges that he has and will acquire confidential information of a special and unique nature and value relating to HealthAxis' intentions, plans, procedures, confidential reports, financial resources, shareholders, investors, and prospective clients and business. In this regard and in consideration of HealthAxis' agreement to employ Executive on an at-will basis as herein provided, Executive agrees that for a period of eighteen (18) months from the date of this Agreement he will not :

         1. persuade or attempt to persuade any customer of HealthAxis to cease doing business with HealthAxis, or persuade or attempt to persuade any potential customer not to become a customer of HealthAxis; and

         2. persuade or attempt to persuade any employee of HealthAxis to leave the HealthAxis' employ, or to become employed by any person, firm, or corporation other than HealthAxis; and

         3. divulge to anyone (other than HealthAxis or any person employed or designated in writing by HealthAxis), make any unauthorized use of, or publish or use for their benefit or to HealthAxis' detriment, any knowledge or information of any type whatsoever of a confidential nature relating to the businesses of HealthAxis.


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         In the event Executive is terminated without cause from employment with
         HealthAxis, the terms and conditions of this section shall be null and void.

XVI. PiggyBack Registration Rights. Each time that the Company proposes for any reason to register under the Securities Act of 1933, as amended, shares of its authorized but unissued Common Stock or shares held in Treasury for its account or shares of its Common Stock held by or on account of other stockholders (collectively "Registrable Securities"), other than pursuant to a Registration Statement on Form S-4 or Form S-8 or similar or successor forms, the Company shall promptly give written notice of such proposed registration to Executive of its intention to so register such Registrable Securities, and, upon the written request of Executive given within fifteen (15) days after delivery of any such notice by the Company to include in such registration any or all of the Executive's Shares so designated by him, the Company shall use its best efforts to cause all such Executive's shares of Common Stock issued pursuant to this Agreement to be included in such registration; provided however, that if such registration would in the judgment of the underwriter managing such offering (in the case of a firm commitment underwriting) interfere with the successful marketing (including pricing) of any Registrable Securities proposed to be registered by the Company, then the number of Executive's shares to be included in such registration may be reduced to such appropriate number as would in the judgment of such managing underwriter (in the case of a firm commitment underwriting), if applicable, be necessary in order to make the registration practicable.

XVII. Condition. Except for the release of HealthAxis under Section IV hereof (which shall be effective immediately upon the execution and delivery of this Agreement by all parties hereto), this Agreement, and all terms, conditions, rights, releases and obligations hereunder, shall only be effective upon, and shall be conditioned upon, the closing of the Merger Transaction provided for in the Agreement and the Plan of Reorganization between HAI and HealthAxis, dated January 26, 2000, and as amended thereafter, including amendments after the date hereof, or any successor agreement providing for the merger of HAI with and into HealthAxis (or the acquisition by HealthAxis of all or substantially all of the stock or assets of HAI) (the "Merger Transaction"). In the event the Merger Transaction does not close on or before June 30, 2001, this Agreement (except for the release hereinabove described) shall be null and void, ab initio, with no force or effect upon any of the parties hereto.



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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year above first written.

WITNESS:                                         EXECUTIVE


/S/EVA MARIE SEETON                              /S/ ALVIN H. CLEMENS
---------------------------------                ---------------------------
EVA MARIE SEETON                                 ALVIN H. CLEMENS


ATTEST:                                          HEALTHAXIS INC.



/S/MICHAEL G. HANKINSON                          /S/MICHAEL ASHKER
---------------------------------                ---------------------------
MICHAEL G. HANKINSON, ASST. SEC'Y                MICHAEL ASHKER, CEO & PRES.



ATTEST:                                          HEALTHAXIS.COM, INC.



/S/MICHAEL G. HANKINSON                          /S/MICHAEL ASHKER
---------------------------------                ---------------------------
MICHAEL G. HANKINSON, SECRETARY                  MICHAEL ASHKER, CEO &PRES.



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